Exhibit 99.2

Investor Contact:	Media Contact:
Richard E. Fish	Lee A. Kimball
Chief Financial Officer	Vice President, Marketing
256-382-3827	919-863-7149
richard.fish@itcdeltacom.com	lee.kimball@itcdeltacom.com

FOR IMMEDIATE RELEASE

ITC^DELTACOM ANNOUNCES ONE-FOR-THREE

REVERSE STOCK SPLIT TO BE EFFECTIVE ON SEPTEMBER 13, 2005

West Point, Ga.—(September 1, 2005)—ITC^DeltaCom, Inc. (NASDAQ/NMS: ITCD), a leading provider of integrated communications services to customers in the southeastern United States, today announced that its Board of Directors has approved implementation of a one-for-three reverse split of ITC^DeltaCom’s outstanding shares of common stock. The reverse stock split will take effect prior to the open of markets on Tuesday, September 13, 2005 and will be effective with respect to stockholders of record at the close of business on Monday, September 12, 2005. As a result of the reverse stock split, each three shares of common stock will be combined into one share of common stock and the total number of shares of common stock outstanding will be reduced from approximately 56.1 million shares to approximately 18.7 million shares. ITC^DeltaCom’s stockholders authorized the reverse stock split at ITC^DeltaCom’s 2005 annual meeting of stockholders held earlier today.

Stockholders will receive cash in lieu of any fraction of a share that any stockholder would otherwise be entitled to receive as a result of the reverse stock split.

ITC^DeltaCom’s common stock will trade under the symbol “ITCDD” for 20 days beginning on Tuesday, September 13, 2005 to designate that it is trading on a post-reverse split basis. The common stock will resume trading under the symbol “ITCD” after the 20-day period.

ABOUT ITC^DELTACOM, INC.

ITC^DeltaCom, headquartered in West Point, Ga., provides, through its operating subsidiaries, integrated telecommunications and technology services to businesses and consumers in the southeastern United States. ITC^DeltaCom has a fiber optic network spanning approximately 14,500 route miles, including more than 10,900 route miles of owned fiber, and offers a comprehensive suite of voice and data communications services, including local, long distance, enhanced data, Internet, colocation and managed services, and sells customer premise equipment to end-user customers. The Company operates approximately 29 voice switches and 74 data switches, and is one of the largest competitive telecommunications providers in its primary eight-state region. ITC^DeltaCom has interconnection agreements with BellSouth, Verizon, SBC, CenturyTel and Sprint for resale and access to unbundled network elements and is a certified competitive local exchange carrier (CLEC) in Arkansas, Texas, Virginia and all nine BellSouth states. For more information about ITC^DeltaCom, visit the Company’s Web site at http://www.itcdeltacom.com.

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